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FORM 3
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940



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1. Name and Address of Reporting Person*   2. Date of Event Requiring   4. Issuer Name and Ticker or Trading Symbol
                                              Statement
                                              (Month/Day/Year)             Teligent, Inc. (TGNT)
   Mikami       Tetsuro
                                              11/26/97
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  (Last)        (First)       (Middle)     3. IRS Identification       5. Relationship of Reporting    6. If Amendment, Date of
                                              Number of Reporting          Person to Issuer (Check all     Original (Month/Day/
                                              Person, if an Entity         applicable)                     Year)
1-10-19-103 Aibadai, Meguro-ku                (Voluntary)
------------------------------------------                               [X] Director [ ] 10% Owner
          (Street)                                                       [ ] Officer  [ ] Other            N/A
                                                                             (give        (Specify
                                                                             title        below)
                                                                             below)
  Tokyo            153         Japan                                     -----------------------------
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 (City)          (State)       (Zip)                                                                     7. Individual or Joint/
                                                                                                            Group Filing (Check
                                                                                                            applicable line)

                                                                                                            [X] Form filed by One
                                                                                                               Reporting Person

                                                                                                            [ ] Form filed by More
                                                                                                                than One Reporting
                                                                                                                Person
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                          TABLE 1 -- Non-Derivative Securities Beneficially Owned
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 1. Title of Security                        2. Amount of Securities       3. Ownership Form:      4. Nature of Indirect Beneficial
    (Instr. 4)                                  Beneficially Owned            Direct (D) or           Ownership
                                                (Instr. 4)                    Indirect (I)            (Instr. 4)
                                                                              (Instr. 5)
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None
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* If the form is filed by more than one Reporting Person,
  see instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.

                           (Print or Type Responses)
                                                                          (Over)


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FORM 3 (CONTINUED)
              TABLE II --DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative    2. Date Exercisable and    3. Title and Amount   4. Conversion or    5. Ownership Form   6. Nature of
   Security (Instr. 4)       Expiration Date            of Securities         Exercise Price      of Derivative       Indirect
                             (Month/Day/Year)           Underlying            of Derivative       Security:           Beneficial
                                                        Derivative            Security            Direct (D) or       Ownership
                                                        Security       .                          Indirect (I)        (Instr. 5)
                                                        (Instr. 4)                                (Instr. 5)
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                          Date         Expiration         Title    Amount
                          Exercisable  Date                        or
                                                                   Number
                                                                   of Shares
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None
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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

                              /s/ Tetsuro Mikami         December 8, 1997
                              ---------------------      --------------------
                              **Signature of                   Date
                                Reporting person

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                           (Print or Type Responses)
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